Exhibit 4.17

ASSET PURCHASE AGREEMENT
between

MERLYN MIND, INC.
“SELLER”
And
PROMETHEAN, INC
“BUYER”
August 25, 2025
_______________________________

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of the date on which the last of the parties has executed this Agreement (the “Execution Date”), is by and between Merlyn Mind Inc. a Delaware, USA Company, with its principal office address at 8 W. 40th Street, Floor 20, New York, NY (“Seller”), and Promethean Inc, a Delaware, USA company with its principal office located at, 701 5th Avenue, Suite 5000, Seattle, WA 98104 (“Buyer”) (each, a “Party,” and collectively, the “Parties”).
Recitals
WHEREAS, Seller is engaged in developing, supplying, and commercializing artificial intelligence (AI) and other software solutions, including products and service offerings that improve the lives of educators, solve real-world classroom challenges and drive successful learning outcomes;
WHEREAS, on or before the Closing Date, Seller has developed certain Intellectual Property (defined herein), products, and services offered by the Seller to customers in the K-12 and Higher Education markets (“Education Market”) consisting of the proprietary software developed and owned by Seller for its “Merlyn for Education” business, which includes but is not limited to its “Merlyn Origin”, “Merlyn Display”, and Merlyn digital voice assistant products (the “Purchased Software”), as such software’s codebase is maintained by Seller separately from the codebases of its Emergence AI business line; patents, patent applications, trademarks, and trademark applications set forth on Schedule 1 attached hereto (the “Purchased IP”); and Purchased Know-How (defined in Schedule 2) (collectively referred to as the “Purchased Assets”); and
WHEREAS, Seller is willing to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets, on and subject to the terms conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1
Definitions
1.1    Definitions. Capitalized terms used but otherwise not defined above or in the body of this Agreement have the meanings set forth in Attachment I, which is attached hereto and incorporated herein by reference.
Article 2
Basic Transaction
2.1    Purchase and Sale of Purchased Assets. Contingent and effective only upon Buyer’s payment and completion, Seller’s receipt and confirmation, of each element of the

Consideration detailed below in Section 2.4, and subject to the terms and conditions of this Agreement, including the reservations and licenses made and granted in Article 6, and on the basis of the representations, warranties, covenants, disclaimers and limitations hereinafter set forth, at the Closing, Buyer shall purchase, receive, and accept from Seller and Seller shall sell, transfer, convey, and deliver to Buyer, all of Seller’s right, title, and interest in and to the Purchased Assets.
2.2    Out-of-Scope Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall retain all of its right, title and interest in and to, and Seller shall not, and shall not be deemed to, sell, assign, convey or transfer to Buyer, and the Purchased Assets (including the Purchased IP, Purchased Software, and Purchased Know-How) shall not, and shall not be deemed to, include Seller’s names and marks “EMERGENCE”, “EMERGENCE AI” and “CRAFT”, nor any of the other Seller-retained assets and rights set forth in Schedule 3 attached hereto (collectively, the “Out-of-Scope Assets”). For avoidance of doubt, the Purchased Assets do not include any assets or rights of Seller associated with any business of Seller including without limitation: (a) any contracts with existing customers; (b) any liabilities or obligations related to existing customers who purchased or are using the technology; (c) cash and cash equivalents (d) accounts receivable; (e) corporate records and minute books of the Seller; and (f) any other asset not specifically included in the Purchased Assets.
2.3    No Assumption of Liabilities. Buyer is not assuming any liabilities of Seller, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due (all such liabilities, individually and collectively being the “Excluded Liabilities”). Seller shall retain and be responsible for all Excluded Liabilities.
2.4    Consideration. The aggregate purchase price for the Purchased Assets shall consist of (i) the cancellation and forgiveness by the Buyer of the outstanding Trade Liability in the amount of $5,467,496.00 USD, (ii) the dismissal with prejudice of the Complaint filed by Buyer against Seller for the Trade Liability, and (iii) a warrant to purchase up to 10,000,000 ordinary shares of Mynd.ai, Inc. at an exercise price of $1.214 per ordinary share (collectively, the “Consideration”).
A.    Buyer shall file a dismissal with prejudice of the Complaint within five (5) business days following the Closing Date.
B.     Buyer shall cause Mynd.ai, Inc., a Delaware corporation and Buyer's parent company (“Mynd.ai”), to deliver to Seller the Warrant within five (5) business days following the Closing Date, substantially in the form set forth as Exhibit A. Buyer represents that Mynd.ai has full corporate power and authority to issue such Warrant and that such Warrant, when issued, will be validly issued and enforceable in accordance with its terms.

2.5    Deliveries and Closing.
A.    The Closing shall take place remotely by exchange of documents and signatures, on a date and time mutually agreed upon by the parties after satisfaction or waiver of the conditions precedent set forth in Section 2.5(C), but in no event later than the Closing Date. At the Closing, the Parties shall each deliver to the other Party the following duly executed:
(1)    a Bill of Sale in the form set forth as Exhibit B which shall become effective on the Closing Date;
(2)    a Patent and Trademark Assignment in the form set forth as Exhibit C which shall become effective on the Closing Date and, within 30 days of the Closing Date, original patent certificates and trademark certificates for all registered patents and trademarks included in the Purchased IP, or certified copies thereof if originals are not available;
(3)    a Technology Transition Services Agreement in the form set forth as Exhibit D which shall become effective on the Closing Date; and
(4)    evidence satisfactory to Buyer that all security interests, liens, pledges, mortgages, or other encumbrances affecting any of the Purchased Assets have been released, terminated, or satisfied, including but not limited to: (i) UCC-3 termination statements for any financing statements filed against the Purchased Assets; (ii) releases or satisfactions of any security agreements, pledge agreements, or mortgage documents affecting the Purchased Assets; and (iii) any other documentation reasonably requested by Buyer to evidence the complete release of all encumbrances on the Purchased Assets.
B.    Prior to or at the Closing, Buyer shall deliver to Seller (i) a copy of the dismissal with prejudice of the Complaint to be filed pursuant to Section 2.4(A), and (ii) evidence reasonably satisfactory to Seller that Mynd.ai has authorized the issuance of the Warrant.
C.    Conditions Precedent to Closing. The obligations of the Parties to consummate the transactions contemplated shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions: (a) Seller shall have obtained written consent to the Closing from WTI Fund X, Inc. and WTI Fund XI, Inc. (collectively, “WTI”), together with duly executed release instruments, in form and substance reasonably satisfactory to Buyer, releasing all liens and security interests of WTI on the Purchase Assets; (b) Seller shall have obtained from Best Assistant Education Online Limited duly executed releases, in form and substance reasonably satisfactory to Buyer, releasing all security interests of Best Assistant in the Purchased IP.

2.6.    As is, Where is Sale. Except for the express representations and warranties given under Article 4, Seller makes no representations or warranty, express or implied, with respect to the Purchased Assets, including: (A) the value, condition, merchantability, marketability, profitability, suitability, or fitness for a particular use or purpose, and (B) the manner, quality, state of repair, or lack of repair of the assets. Subject to the representations and warranties set forth in Article 4, the assets are being conveyed to Buyer by Seller on an “as is, where is” basis. There are no other oral agreements, warranties, or representations, collateral to or affecting the assets by Seller, any agent of Seller, or any third party. Buyer hereby waives any and all implied warranties with respect to the assets.
Article 3
Mutual Releases
3.1    By Buyer. Effective upon the Closing, Buyer, on behalf of itself and its Affiliates, successors, hereby fully and forever releases, covenants not to sue and discharges Seller and its Affiliates, successors, and assigns from any and all claims, demands, debts, liabilities, obligations, costs, expenses, actions, and causes of action of every kind and nature whatsoever, whether now known or unknown suspected or unsuspected, that Buyer may have against Seller arising out of or relating to any agreements between the Buyer and the Seller that predate the Closing Date.
3.2    By Seller. Upon the Closing and contingent and effective only upon Buyer’s payment and completion, and Seller’s receipt of, each element of the Consideration detailed above in Section 2.4, Seller, on behalf of itself and its Affiliates, successors, fully and forever release, covenant not to sue and discharges Buyer and its Affiliates, successors, and assigns from any and all claims, demands, debts, liabilities, obligations, costs, expenses, actions, and causes of action of every kind and nature whatsoever, whether now known or unknown suspected or unsuspected, that Seller may have against Buyer arising out of or relating to any prior agreements between Buyer and Seller that predate the Closing Date.
3.3    Mutual. Each Party also (i) affirms that, except for the Complaint, which Buyer hereby agrees to dismiss with prejudice as contemplated above, neither Party has filed with any governmental agency or court any other type of action or report against the other Party, and as of the Closing Date knows of no existing act or omission by the other Party that may constitute a claim or liability excluded from the release described herein, and (ii) with respect to any agreement, act or omission prior to and including the Closing Date, waives and releases any and all rights and benefits under California Civil Code Section 1542, or any similar provision of state law which states in substance:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

3.4    Acknowledgment of Settlement. Without limiting each Party’s obligations hereunder, each Party acknowledges that (a) the Consideration, assignment, reservations and licenses made and granted hereunder, are in full settlement of all claims or losses of whatsoever kind or character that such Party has, claims to have, may ever have had, or at any time hereafter may have or claim to have against the other Party or anyone else released by this Article 3 arising from any agreement, act or omission prior to and including the Closing Date, and (b) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, such Party is giving up forever any right to seek further monetary or other relief from the other Party for any acts or omissions arising under any prior or contemporary agreements between the Parties.
3.5    No Admission of Liability. It is further understood and agreed that neither Party admits any breach of any obligation or duty to the other, and each specifically denies any negligence, gross negligence, malicious conduct, breach of contract, repudiation of contract, tortious interference with any contract, defamation, intentional or negligent infliction of mental anguish, fraud, sharp and deceitful practices, any willful infliction of economic hardship, any bad faith, or any other wrongdoing whatsoever toward the other party, all liability being specifically denied.
Article 4
Representations and Warranties; Due Investigation.
4.1    By Seller. Seller represents and warrants to Buyer that as of the Execution Date, the following statements contained in this Section 4.1 are true and correct in all material respects, except, in each instance, as modified, limited, or otherwise negated by statements set forth in this Agreement and the Schedules and Exhibits to this Agreement:
A.    Organization of Seller Entities. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
B.    Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement have been duly authorized by all requisite corporate action on behalf of Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions. No material consent, authorization, or approval of, or declaration, filing or registration with, any governmental authority, or any consent, authorization, or approval of any other third party, is necessary in order to enable the Seller to enter into and perform its obligations under this Agreement.

C.    Non-Contravention. The execution and delivery of this Agreement and the other agreements contemplated by this Agreement do not, and the consummation of the transactions contemplated by the terms of this Agreement will not: (i) conflict with or result in any violation of or constitute a breach of the Certificate of Incorporation, any provision in the Articles of Association, or Bylaws of Seller; (ii) conflict with, require any consent under, result in the violation of, or constitute a breach of, or accelerate the performance required on the part of the Buyer by the terms of, any material contract, lease, commitment, or agreement to which Buyer is a party; or (iii) constitute a violation by Seller of any applicable law.
D.    Purchased Assets.
(1)    Title to Assets. As of the Closing Date, Seller has good and marketable title to the Purchased Assets, free and clear of all encumbrances; provided, for clarity, that non-exclusive licenses granted to Existing Customers (as set forth in Schedule 4) and Newline Interactive Inc. are not encumbrances. Seller has conducted reasonable searches of applicable public records and has no knowledge of any security interests, liens, pledges, mortgages, or other encumbrances affecting any of the Purchased Assets that will not be released as of the Closing Date.
(2)    Employee/Consultant Documentation. Each of the employees or contractors who contributed to the development (alone or with others) of any of the Purchased Assets for Seller has executed and delivered to Seller the relevant agreements that assign to Seller all of said Purchased Assets that Seller purports to own or Seller owns such intellectual property rights by operation of law. There has been no disclosure by Seller of any such trade secrets in a manner or fashion that materially and adversely affects Seller’s ownership thereof.
(3)    Intellectual Property Rights. None of the Purchased IP that are issued and existing as of the Closing Date has been found invalid, unenforceable, or misused for any reason in any administrative, arbitral, judicial, or other proceeding before the U.S. Patent and Trademark Offices and/or any Governmental Entity elsewhere in the world. Seller has not received any written notice from any Person claiming that any such Purchased IP is invalid, unenforceable, or misused, other than routine office actions and similar issuances in the course of prosecuting the same. Seller has not received notice, threat or claim alleging that the Purchased Assets, or any component or element of the Purchased Assets, infringes or misappropriates the Intellectual Property of any Person. Seller has taken commercially reasonable measures to protect the confidentiality of all trade secrets included in the Purchased Assets.
(4)    Intellectual Property Agreements. Seller has not granted any exclusive licenses nor any other licenses outside the ordinary course of business under the Purchased IP and the Purchased Know-How; for clarity, excluding non-exclusive licenses granted in connection with Seller’s sales, distribution, or support of its products and services specifically, those granted to Existing Customers (as set forth in Schedule 4) and Newline Interactive Inc.
(5)    Completeness of Source Code and IP. Seller has taken reasonable steps to document and protect the source code in the Purchased Software. The source code and the Forked Code (defined below) are: (i) complete, current, and represent the most recent version; and (ii) contains all code, libraries, tools, and other materials necessary to build, compile, and operate the software other than certain third party tools and accounts, as will be identified with setup instructions in the documentation included in the Purchased Assets in Schedule 2 provided by Seller. Seller has not withheld any source code, documentation, or other materials that are necessary for the full and complete use of the source code and the Forked Code and, to the extent such materials are not included, will collaborate with Buyer to ensure full and complete use of the source and the Forked Code under the Technology Transition Services Agreement (defined below).
(6)    Standards-Setting Organizations. Neither Seller nor, to Seller’s Knowledge, any inventor of any of the patents in the Purchased Assets, is or has ever participated as a member of or contributor to any standards organization in a manner or fashion that materially and adversely affects Seller’s ownership thereof.
(7)    Contaminants. The Purchased Software, as delivered to Buyer, is free from any material defects. The Purchased Software, as delivered to Buyer, does not contain any disabling codes or instructions, spyware, Trojan horses, worms, trap doors, time bombs, viruses, malicious code, and other software or programming routines intended to materially disrupt, impair, or damage the operation of the Purchased Software or a computer, data processing systems, facilities, or service running the Purchased Software.
(8)    Patent Office Proceedings. None of the Purchased IP that are issued and existing as of the Closing Date are the subject of any pending cancellation, opposition, reexamination, reissue, or interference proceeding or any similar proceeding, and no such proceedings are pending or threatened.
(9)    Maintenance and Prosecution of the Patents. With respect to the Purchased IP that are issued and existing as of the Closing Date, Seller has timely paid all necessary maintenance fees due prior to the Closing Date in each case to the extent necessary to maintain such Purchased IP. As of the Closing Date, no maintenance fees are currently due and payable, or past due, with respect to any component of the Purchased IP.

(10)    Consents. Seller has obtained all government consents, approvals, and other authorizations, if any, required to assign such Purchased Assets as set forth in this Agreement.
(11)    Litigation. Seller is not (i) subject to any threatened or outstanding claim (except for Buyer’s Complaint), injunction, judgment, order, decree, ruling, or charge relating to the Purchased Assets, or (ii) a party (willing or otherwise) to any action, suit (except for Buyer’s Complaint), proceeding, or hearing or any investigation of, in, or before any court or quasi-judicial or administrative agent of any national, state, local, or foreign jurisdiction relating to the Purchased Assets.
(12)    Tax. Seller has duly and timely filed all material Tax Returns required to be filed with respect to the Purchased Assets and has paid all Taxes shown as due on such Tax Returns. The Seller is not involved in any dispute with the U.S. Internal Revenue Service or other governmental tax authority and is not the subject of any enquiry by any taxation authority, which may affect any of the Purchased Assets.
4.2    By Buyer. Buyer represents and warrants to Seller that as of the Closing Date, the following statements contained in this Section 4.2 are true and correct in all material respects, except, in each instance, as modified, limited, or otherwise negated by statements set forth in this Agreement and the Schedules and Exhibits to this Agreement:
A.    Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.
B.    Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance by Buyer of this Agreement have been duly authorized by all requisite corporate action on behalf of Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions. No material consent, authorization, or approval of, or declaration, filing, or registration with any governmental authority, or any consent, authorization or approval of any other third party, is necessary in order to enable the Buyer to enter into and perform its obligations under this Agreement.
C.    Non-Contravention. The execution and delivery of this Agreement and the other agreements contemplated by this Agreement do not, and the consummation of the transactions contemplated by the terms of this Agreement will not: (i) conflict with or result in any violation of or constitute a breach of any provision of the Certificate of Incorporation or the Articles of Association or Bylaws of Buyer; nor (ii) constitute a violation by Buyer of any applicable law.

D.    Due Investigation. Buyer acknowledges, agrees, represents, warrants to Seller that Buyer has been provided access and the opportunity to inspect the condition, quality, fitness, suitability, and sufficiency of the Purchased Assets. Buyer further acknowledges that except as expressly provided in this Section 4, Buyer is acquiring the Purchased Assets on an “as is, where is” basis, that Seller is not making any further representations or warranties with respect to the Purchased Assets, and that the Consideration reflects the “as is, where is” nature of the transaction.
Article 5
Additional Covenants
5.1    Cooperation. Seller shall use reasonable efforts to provide continued access to any inventors listed in the patents identified in the Purchased Assets for the purpose of ensuring that Buyer can satisfactorily reply to all examination reports or office actions issued by any applicable patent office. Buyer shall bear any out of pocket costs associated with any cooperation, including, but not limited to travel and other related expenses provided all such out of pocket costs are notified or, alternatively, estimated to Buyer in advance of such costs being incurred. Notwithstanding the time limitations set forth in Article 8 for indemnification claims, Buyer’s right to assert a claim for breach of contract arising from Seller’s failure to perform its obligations under this Section 5.1 shall not be subject to such time limitations and may be asserted at any time prior to the 5th anniversary of the Closing Date.
5.2    Records. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following materials (collectively, the “Records”) in Seller's possession relating exclusively to the Purchased Assets sold to the extent not then in the possession of Buyer: design and architecture documentation; complete build instructions; documentation relating to test procedures, test scripts, test reports; a snapshot of the current source code repository including change history; a snapshot of the issue database including issue history and current work plan; release history and release notes; and development logbooks.
5.3    Transition Services. On the Closing Date, Seller shall deliver a Technology Transition Services Agreement in the form set forth as Exhibit D pursuant to which Seller shall provide Buyer with access to certain employees of Seller following the Closing Date to facilitate the transfer of knowledge regarding the Purchased Assets (the “Technology Transition Services Agreement”).
5.4    Further Assurance. If and when requested by a Party, the other Party will execute and deliver, or cause to be executed and delivered, all documents and instruments and shall take, or cause to be taken, all further or other actions (subject to the limitations set forth in this Agreement) as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

5.5    Confidentiality. Following the Closing, Seller shall, and shall cause its Affiliates to, keep confidential and not use any confidential information relating exclusively to the Purchased Assets that constitutes trade secrets or proprietary technical specifications of the Purchased Assets ("Protected Information"), except (a) as required by law; (b) with Buyer's prior written consent; (c) to the extent necessary to exercise Seller's rights under the license-back provisions in Article 6; (d) to the extent such information becomes publicly available through no fault of Seller; or (e) to the extent independently developed by Seller without reference to the Protected Information;. For clarity, general knowledge, skills, and expertise retained in the unaided memories of Seller's employees who had access to the Purchased Assets shall not be deemed Protected Information. This confidentiality obligation shall expire three (3) years after the Closing Date. Notwithstanding the time limitations set forth in Article 8 for indemnification claims, Buyer’s right to assert a claim for breach of contract arising from Seller’s failure to perform its obligations under this Section 5.5 shall not be subject to such time limitations and may be asserted at any time prior to the 3rd anniversary of the Closing Date.
5.6    Release of Security Interests. Prior to the Closing Date, Seller shall take commercially reasonable efforts to obtain the release, termination, satisfaction, or discharge of any and all security interests, liens, pledges, mortgages, or other encumbrances affecting any of the Purchased Assets, including without limitation: (i) obtaining and delivering to all secured parties any necessary releases, satisfactions, or discharge documents; (ii) filing all necessary termination statements (including UCC-3 statements); (iii) as between the Parties, making any payments required to obtain such releases; and (iv) providing Buyer with evidence satisfactory to Buyer of such releases. As between the parties, Seller shall bear all costs associated with obtaining such releases.
5.7    Existing and Pipeline Customers. While Seller may assign its liabilities and obligations (contractual or otherwise) associated with the Existing Customers and Pipeline Customers (as defined in Schedule 4), as between the Parties, Seller shall remain responsible for any such liabilities or obligations including without limitation any warranty claims, service obligations, maintenance requirements, bug fixes, infringement claims based upon use of the Purchased Assets by Existing or Pipeline Customers, or any other liabilities or obligations relating to the Purchased Software that arose prior to or after the Closing Date.
5.8    Source Code Transfer, Code Fork and License Provisions.
A.    At or prior to the Closing, Seller shall transfer to Buyer all source code included in the Purchased Assets by depositing such source code into a repository designated by Buyer, which may include Buyer’s own source code repository system or a third-party escrow service selected by Buyer.
B.    The source code transfer shall include: (i) All source code for all software included in the Purchased Assets, including all versions, releases, and updates; (ii) All associated documentation, including design documents, architecture diagrams, API specifications, and developer notes; (iii) All build scripts, configuration files, and other materials necessary to compile, build, and deploy the software; (iv) All development tools, testing frameworks, and other software development materials used in connection with the software; and (v) Complete instructions for building, testing, and deploying the software.
C.    Within five (5) business days of the transfer of the sourced code as outlined above, Seller shall certify in writing that the source code transferred to Buyer is complete, current, and represents the most recent version of all software included in the Purchased Assets.
D.    During the transition service period (as defined in the Technology Transition Services Agreement), Seller shall provide reasonable assistance to Buyer in verifying the completeness and functionality of the transferred source code.
E.    At or prior to Closing, in addition to Seller transferring the source code to Buyer as outlined above, Seller shall create a copy of the source code of the Purchased Software (the “Forked Code”). Ownership of the Forked Code shall transfer to the Buyer at Closing as part of the Purchased Assets.
F.    Seller shall implement reasonable technical measures to: (i) prevent unauthorized access to or use of the Forked Code; and (ii) maintain separation between the Forked Code and any other software or code developed or used by Seller.
5.9    Restrictive Covenant to Seller.
A.    Seller hereby covenants and agrees that for a period of five (5) years following the Closing Date (the “Restricted Period”), neither Seller nor any of its Affiliates shall offer products and services which are substantially similar to the products and services offered by Seller’s “Merlyn for Education” business to customers in the Education Market prior to the Closing Date. For the avoidance of doubt, nothing in this paragraph shall prohibit Seller from: (i) developing, commercializing, or licensing general-purpose AI agents or technologies, provided such activities are not marketed or targeted for use in a K-12 or Higher Education classroom environment; or (ii) fulfilling its obligations to Existing and Pipeline Customers during the Customer Service License Term as set forth in Section 6.2.
B.    For a period of five (5) years following the Closing Date, neither Seller nor its Affiliates shall solicit or attempt to solicit any customer of Buyer for products or services that are substantially similar to the products and services offered by Seller’s “Merlyn for Education” business to customers in the Education Market prior to the Closing Date. For the avoidance of doubt, nothing in this paragraph shall prohibit Seller from: (i) marketing or providing general-purpose AI agents or technologies, provided such activities are not marketed or targeted primarily for use as a digital voice assistant in the K-12 or higher education markets; or (ii)

fulfilling its obligations to Existing and Pipeline Customers during the Customer Service License Term as set forth in Section 6.2.
C.    Seller acknowledges that (i) the restrictions contained in this Section 5.9 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement.
D.    If any court or Governmental Entity determines that the covenants contained in this Section 5.9 (or any part thereof) are invalid or unenforceable, such court or Governmental Entity shall reform or modify such covenant or provision to the limited extent necessary to cause such covenant or provision to be valid and enforceable while preserving its intent to the maximum extent possible. If such reformation or modification is not possible, the remainder of this Section will not be affected and will be given full effect without regard to the invalid provisions.
E.    Notwithstanding the time limitations set forth in Article 8 for indemnification claims, Buyer’s right to assert a claim for breach of contract arising from Seller’s failure to perform its obligations under this Section 5.9 shall not be subject to such time limitations and may be asserted at any time prior to the 5th anniversary of the Closing Date.
5.10    Termination of Third-Party Agreements.
(a) Seller shall, within 5 days of the Closing Date, deliver a notice of termination of any and all agreements, arrangements, understandings, or relationships with third parties pursuant to which Seller is incorporating, integrating, embedding, or otherwise including any component of the Purchased Assets into the products, services, or technology platforms of Newline Interactive, Inc. and its subsidiaries and affiliates.
(b) Seller shall use commercially reasonable efforts to retrieve or cause the destruction of any copies of the Purchased Assets in the possession or control of third parties (excluding ordinary course cloud hosting or backup copies) on or prior to the Closing Date, provided that Seller may retain and use copies as reasonably necessary to fulfill its obligations to Existing and Pipeline Customers during the Customer Service License Term as set forth in Section 6.2. To the extent Buyer or Seller becomes aware that any third party retains copies of the Purchased Assets after the Closing Date without the necessary legal rights granted by Buyer, Buyer shall be notified and upon Buyer’s request, Seller shall provide written notice to such third party that Seller has assigned all rights in the Purchased Assets to Buyer and that any further use of the Purchased Assets must be authorized by Buyer.

Article 6
Reservations & Licenses-Back
6.1    Covenant Not to Sue. Buyer hereby covenants and agrees, on behalf of itself and its Affiliates and their respective successors and assigns, not to bring any claim, action, or proceeding against Seller, its Affiliates, successors, or assigns, or any of their respective customers, licensees, or end users based on infringement, misappropriation, or other violation of any Purchased IP to the extent such infringement, misappropriation, or violation arises solely from the incidental inclusion or incorporation of any Purchased IP in or with the Out-of-Scope Assets or Seller’s continued use of the Out-of-Scope Assets. This covenant not to sue is limited to situations where: (a) any overlap between the Purchased IP and the Out-of-Scope Assets existed prior to the Closing Date and was not the result of intentional copying or substantial incorporation of the Purchased IP after the Closing Date; (b) the use of any Purchased IP in connection with the Out-of-Scope Assets is incidental to the primary function and purpose of such Out-of-Scope Assets; and (c) Seller is not marketing, licensing, or otherwise commercializing the Purchased IP as a standalone product or service separate from the Out-of-Scope Assets. For the avoidance of doubt, this covenant not to sue does not limit Buyer’s rights with respect to any intentional infringement or substantial copying of the Purchased IP by Seller or any third party, or any use of the Purchased IP that extends beyond incidental inclusion in the Out-of-Scope Assets. This covenant shall be binding upon Buyer’s successors and assigns, and Buyer shall not transfer the Purchased IP without requiring any transferee to agree to be bound in writing by this covenant. This covenant may be transferred by Seller without Buyer’s consent in connection with a merger, acquisition, change of control, or similar transaction, provided that such transferee does not sell products substantially similar to Buyer’s products in the K-12 or higher education classroom technology market. The Parties agree this covenant constitutes a license of intellectual property rights under Section 365(n) of the U.S. Bankruptcy Code.
6.2    Non-Exclusive License-Back to Enable Customer Service Continuity. For the purpose of enabling Seller (or its Affiliate, assignee(s), agent(s) or other designee(s)) to continue servicing and supporting its Existing and Pipeline Customers from the Closing until such time as (i) Seller has assigned and transferred its customer agreements with all such respective customers to one or more third-party assignees/transferees; or (ii) Seller’s agreements with all such customers have expired and Seller has no continuing obligations thereunder (the “Customer Service License Term”), Seller reserves for itself and Buyer hereby grants to Seller and its Affiliates a nonexclusive, irrevocable and non-terminable (during the Customer Service License Term), fully transferrable and sublicensable, right and license in, to and under the Purchased Assets for the limited purpose to continue servicing and supporting such customers throughout the Customer Service License Term, including to fully utilize, commercialize and exploit such Purchased Assets, including to make, have made, use, sell, offer to sell, import, and export the

Purchased Assets. For clarity and notwithstanding anything to the contrary contained herein, Seller shall be free to retain a copy of the Purchased Software for use solely as contemplated herein in this Section 6.2 and, upon request by Seller, Buyer shall provide and make available to Seller a copy of any (or all) of the Purchased Software that Seller inadvertently failed to so retain.
Article 7
Delivery & Assistance; Responsibilities
7.1    Except as otherwise specified in this Agreement to include but not be limited to Section 5.7 (Existing and Pipeline Customers), Seller shall have no other obligation to deliver, provide or otherwise make available to Buyer any copies (whether in tangible or electronic form) of the Purchased Software, nor any other responsibility or liability for the Purchased Assets, including, without limitation, the development, provision, licensing, hosting, storage, support, improvement, enhancement, troubleshooting, fixing or use thereof. To that end, as between the parties Buyer shall be solely responsible for, all liabilities incurred, accrued or arising after the Closing Date in connection with the Purchased Assets, including, without limitation, all costs and expenses (including any third party hosting and/or licensing fees) associated with the development, provision, licensing, hosting, storage, support or use thereof, and Buyer shall defend, indemnify and hold Seller and its officers, directors, agents and employees harmless from liability relating to or arising out of the Buyer’s use of the Purchased Assets after the Closing Date.
7.2    There are no implied licenses granted herein and all right, title and interest not specifically and expressly granted hereunder (including, without limitation, all right, title and interest in and to the Out-of-Scope Assets)are hereby reserved by Seller.
7.3    BUYER ACKNOWLEDGES THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES GIVEN UNDER ARTICLE 4, THE PURCHASED ASSETS AND ALL RIGHTS ASSIGNED HEREUNDER, ARE PROVIDED “AS IS” AND WITH ALL FAULTS AND THAT SELLER MAKES NO, AND HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS ASSIGNED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF VALIDITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY OF TITLE OR INFRINGEMENT.
7.4    EXCEPT IN CONNECTION WITH ITS GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, IN NO EVENT WILL EITHER PARTY OR ANY OF EACH SUCH PARTY’S AFFILIATES BE LIABLE FOR (A) ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR SAVINGS, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE, ARISING OUT OF OR RELATING TO THIS AGREEMENT,

THE ACTIVITIES CONTEMPLATED HEREBY OR EITHER PARTY’S PERFORMANCE UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT REFERENCED HEREIN; OR (B) AN AGGREGATE AMOUNT IN EXCESS OF $500,000 FOR ALL CLAIMS, EXCLUDING INDEMNIFICATION UNDER ARTICLE 9.
Article 8
Indemnification and Dispute Resolution
8.1    Indemnification by Seller. Subject to Sections 8.3 and 8.4, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, directors, officers, employees, agents, successors, and permitted assigns (collectively, “Buyer Indemnitees”) from and against any and all losses, damages, liabilities, deficiencies, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers (collectively, “Losses”) arising out of or relating to Losses suffered or incurred by any such Buyer Indemnitees, whether or not involving a third-party claim, to the extent arising from: (i) any breach of any Fundamental Representation of Seller contained in this Agreement; (ii) any breach of the Extended Representations of Seller contained in this Agreement; (iii) any breach of any Purchased Assets Representations contained in this Agreement; (iv) any breach of the Existing and Pipeline Customers covenant in Section 5.7; and (v) any willful or intentional breach of any other covenant of Seller contained in this Agreement. For purposes of this Agreement, "Fundamental Representations" means the representations and warranties set forth in Sections 4.1(A), 4.1(B), and 4.1(C). “Extended Representations” means the representations and warranties set forth in Sections 4.1(D)(4) through Sections 4.1(D)(12). “Purchased Assets Representations” means the representations and warranties set forth in Section 4.1(D)(1), Section 4.1(D)(2), and Section 4.1(D)(3).
8.2    Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, officers, directors, employees, and agents (together, the "Seller Indemnitees") from and against any Losses suffered or incurred by such Seller Indemnitees to the extent arising from: (i) any breach of any representation or warranty of Buyer contained in this Agreement; (ii) any breach of any covenant of Buyer contained in this Agreement; and (iii) any liability relating to or arising out of the Buyer's use, modification, development, licensing, distribution, or commercialization of the Purchased Assets after the Closing Date with the exception of any liabilities or obligations of Seller arising under Section 5.7 (Existing and Pipeline Customers covenant).
8.3    Procedures Relating to Indemnification.
A.    Each party seeking indemnification hereunder (each, an "Indemnified Party") agrees that promptly upon its discovery of any Losses or discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action, or proceeding, judicial or otherwise, by any third party (collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the party or parties from whom indemnification is sought (the "Indemnifying Party"), together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any Claim if the Indemnified Party failed to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in sufficient time to permit the Indemnifying Party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the Indemnifying Party has actually resulted in material prejudice or damage to the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days after the Indemnified Party's receipt of notice, copies of all notices and documents (including court papers) received by the Indemnified Party relating to any Claim.
B.    If a Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense of the Claim, and if it so chooses and acknowledges its obligation to indemnify the Indemnified Party to assume the defense of the Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense, the Indemnified Party may participate in the defense and employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party with the understanding that the Indemnifying Party controls the defense. The Indemnifying Party is liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed defense of the Claim. If the Indemnifying Party defends a Claim, the Parties will reasonably cooperate in the defense or prosecution of the Claim. This cooperation will include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to the Claim, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided in accordance with this Agreement. Whether or not the Indemnifying Party assumes defense of the Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise, or discharge, the Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld).

8.4    Limitations of Liability for Indemnification.
A.    Limitations for Specific Indemnification Claims. Notwithstanding any other provision of this Agreement, Seller’s indemnification obligations under Section 8.1 arising from any breach of the Fundamental Representations as referenced in Section 8.1(i), (, and any breach of the other covenants as referenced in Section 8.1(v), (collectively, the “Specific Indemnification Claims”), shall be subject to the following limitations: (a) Seller’s maximum aggregate liability for all Specific Indemnification Claims shall not exceed $500,000.00 USD; and (b) except as otherwise set forth in this Agreement, no claim for indemnification with respect to Specific Indemnification Claims may be asserted in respect of any Losses incurred after the 1st anniversary of the Closing Date, and no claim for indemnification with respect to Specific Indemnification Claims may be made unless the notice with respect thereto is delivered to Seller on or prior to the 1st anniversary of the Closing Date; and
B.    Limitations for Extended Representations Indemnification Claims. Notwithstanding any other provision of this Agreement, Seller’s indemnification obligations under Section 8.1 arising from any breach of the Extended Representations as referenced in Section 8.1(ii) shall be subject to the following limitations (a) Seller’s maximum aggregate liability for all Extended Representations Indemnification Claims shall not exceed $500,000.00 USD; (b) no claim for indemnification with respect to Extended Representations Indemnification Claims may be asserted in respect of any Losses incurred after the 3rd anniversary of the Closing Date, and no claim for indemnification with respect to Extended Representations Indemnification Claims may be made unless the notice with respect thereto is delivered to Seller on or prior to the 3rd anniversary of the Closing Date.
C.    Notwithstanding the foregoing, Seller shall have no liability for indemnification with respect to individual Specific Indemnification Claims or the individual Extended Representations Indemnification Claims having a value of less than or equal to $25,000.00 USD. Additionally, Seller shall have no requirement to indemnify the Buyer Indemnitees for Specific Indemnification Claims or Extended Representations Indemnification Claims unless the amount of such claims, when aggregated with all other Specific Indemnification Claims and Extended Representations Indemnification Claims, shall exceed $100,000.00 USD (the “Specific-Extended Minimum Aggregate Liability Amount”) at which time the Specific Indemnification Claims or the Extended Representations Indemnification Claims may be asserted for the entire Specific-Extended Minimum Aggregate Liability Amount and any amounts in excess thereof.
D.    Enhanced Limitations for Specific Indemnification Claims. Notwithstanding any other provision of this Agreement, Seller’s indemnification obligations under Section 8.1 arising from (1) any breach of the Existing and Pipeline Customers covenant in Section 5.7 as referenced in Section 8.1(iv), and (2) any breach of the Purchased Assets Representations as referenced in Section 8.1(iii) (collectively, the “Enhanced Indemnification Claims”), shall be subject to the following limitations: (a) Seller’s maximum aggregate liability for all Enhanced Indemnification Claims shall not exceed $1,500,000.00 USD; (b) no claim for indemnification with respect to a breach of the Existing and Pipeline Customers covenant may be asserted in respect of any Losses incurred after the 5th anniversary of the Closing Date or the expiration or termination of the last of such customer contract, whichever is earlier, and no claim for indemnification with respect to a breach of the Existing and Pipeline Customers covenant may be made unless the notice with respect thereto is delivered to Seller on or prior to the 5th anniversary of the Closing Date or the expiration or termination of the last of such customer contract, whichever is earlier; and (c) no claim for indemnification with respect to the Purchased Asset Representations may be asserted in respect of any Losses incurred after the 3rd anniversary of the Closing Date, and no claim for indemnification with respect to Enhanced Indemnification Claims may be made unless the notice with respect thereto is delivered to Seller on or prior to the 3rd anniversary of the Closing Date. For clarity, the aggregate indemnity caps in Sections 8.4(A), 8.4(B), and 8.4(D) are not additive, and in no event will Seller’s total liability under all indemnification obligations exceed $1,500,000 USD.
E.    Notwithstanding the foregoing, Seller shall have no liability for indemnification with respect to individual Enhanced Indemnification Claims having a value of less than or equal to $10,000.00 USD. Additionally, Seller shall have no requirement to indemnify the Buyer Indemnitees for Enhanced Indemnification Claims unless the amount of such claims, when aggregated with all other Enhanced Indemnification Claims, shall exceed $50,000.00 USD (the “Enhanced Minimum Aggregate Liability Amount”) at which time Enhanced Indemnification Claims may be asserted for the entire Enhanced Minimum Aggregate Liability Amount and any amounts in excess thereof.
F.    Nothing in this Section 8.4 excludes or limits the liability of either Party to the extent that a Loss arises as a result of gross negligence, willful misconduct, or fraud.
8.5    Sole Remedy. Indemnification under this Article 8 shall be the sole and exclusive remedy of each Party (and each Indemnified Party) for any breach of any representations or warranties contained in this Agreement; provided, however, that nothing in this Agreement shall limit the right of a party to enforce the performance of this Agreement by any remedy available to it in equity, including specific performance.
8.6    Dispute Resolution. Any dispute, controversy or claim arising out of or related to this Agreement or the relationship between the parties created by this Agreement, whether sounding in contract, tort, or otherwise (including, without limitation, any dispute regarding the enforceability of this provision or regarding whether any claim, matter, or dispute is subject to this provision), shall be resolved by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The place of arbitration shall be New York, New York. The award of the arbitrator(s) shall be final and binding upon the parties.
Article 9
Miscellaneous
9.1    No Third Party Beneficiaries. This Agreement does not confer any right or remedy upon any Person other than the Parties and their respective successors and permitted assigns.
9.2    Entire Agreement. This Agreement (including the documents and schedules referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understanding, agreement, or representation by or between the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.
9.3    Succession and Assignment. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or (except as otherwise expressly provided herein) any right, interest, or obligation under this Agreement without the prior written approval of the other Party.
9.4    Counterparts. This Agreement may be executed in one or more counterparts, each of which is considered an original, but all of which together constitute one and the same instrument.
9.5    Headings. The Section headings contained in this Agreement are inserted for convenience only, and do not affect in any way the meaning or interpretation of this Agreement.
9.6    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication is considered duly given (i) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
If to Seller:     Merlyn Mind Inc., d/b/a Emergence AI
    8 W 40th St., 20th Floor
    New York, NY 10018
    Attn: General Counsel
    legal@emergence.ai
    scott@emergence.ai

If to Buyer:    Promethean, Inc.
    4550 North Point Parkway
    Suite 370
    Alpharetta, Georgia 30022
    Attention: General Counsel
    legal@prometheanworld.com
    Allyson.krause@prometheanworld.com

A Party may change the address to which notices, requests, demands, claims, and other communications are to be delivered by giving the other Party notice in the above manner.
9.7    Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) is governed by and to be construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.
9.8    Amendment and Waiver. No amendment of any provision of this Agreement is valid unless the same is in writing and signed by authorized representatives of Buyer and Seller. The waiver by Buyer or Seller of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, is not considered to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
9.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity and enforceability of the offending term or provision in any other situation or in any other jurisdiction.
9.10    Expenses. Except as otherwise explicitly provided in this Agreement, the Parties shall bear their own costs and expenses (including legal fees and expenses) incurred in connection with the preparation of this Agreement and the related transactions.
9.11    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
9.12    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated by reference and made a part of this Agreement.

{Signatures on Next Page}

IN WITNESS WHEREOF, the Parties have executed and delivered this Purchase Agreement as of the date first set forth above.

Merlyn Mind, Inc.

By:	/s/: Satya Nitta
Name:	Satya Nitta
Title:	CEO

Promethean, Inc.

By:	/s/: Arthur Giterman
Name:	Arthur Giterman
Title:	CEO & Director

ATTACHMENT I
DEFINITIONS
As used in this Agreement (including related Schedules and Exhibits), the following definitions apply. These definitions are in addition to those terms defined within the Agreement.
1.1    “Affiliate” means any entity which, directly or indirectly, is in control of, is controlled by, or is under common control with another entity.
1.2    “Closing” means the consummation of the transactions contemplated by this Agreement pursuant to Section 2.5, which shall be deemed to be effective as between the parties as of 11:59 p.m. Eastern Standard Time on the Closing Date.
1.3    “Closing Date” means the date on which the Closing occurs, which shall be no later than fourteen (14) days after the Execution Date, subject to the satisfaction or waiver of the conditions precedent set forth in Section 2.5(C).
1.4    “Complaint” means the complaint filed by Promethean, Inc. against Merlyn Mind Inc. in the Supreme Court of the State of New York, County of New York (Index No. 654296/2025).
1.5    “Governmental Entity” means an agency, instrumentality, political subdivision, or department of a Federal, State, or local government.
1.6    “Including” or “including” means including without limitation.
1.7    “Intellectual Property” means any and all rights in, arising out of or associated with patents, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, business names and domain names, rights in trade dress, goodwill, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information including know-how and trade secrets, and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
1.8    “Mynd.ai” means Mynd.ai, Inc., a Delaware corporation and parent company of Buyer, whose American Depositary Shares are traded on the NYSE American under the symbol MYND.
1.9    “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.
1.10    “Purchased Assets” means the Purchased Software, Purchased IP, and Purchased Know-How.

1.11    “Purchased Know-How” means documentation, specifications, technical information, design documents, and architecture diagrams relating exclusively to the compilation, deployment, configuration, and operation of the Purchased Software, including build instructions, dependency lists, API documentation, and configuration files necessary for the operation of the Purchased Software as more fully detailed in Schedule 2.
1.12    “Trade Liability” means the amount due to the Buyer from Seller under the Master Services Agreement between Buyer and Seller dated May 9, 2022, and related Statement of Work No.1 and all of the subsequent amendments 1 through 5 to the Statement of Work equal to $5,467,496.00, and any related agreements.
1.13    “Warrant” means the warrant to purchase up to 10,000,000 ordinary shares of Mynd.ai, Inc. at a strike price of $1.214 per ordinary share, as more particularly described in Section 2.4.